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EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                                   For the year ended March 31,
                                                             1997              1996                1995


Primary net income per common share:

   Net income                                            $ 1,174,844       $   987,031         $   333,856
   Assumed interest income net of tax
      effect under modified treasury stock method (a)         42,546            62,642
   Preferred dividend reequirements                                                                 (1,802)
                                                         -----------       -----------         -----------
   Net income available to common shareholders           $ 1,217,390       $ 1,049,673         $   332,054


   Weighted average common shares outstanding              3,531,987         3,529,833           3,502,005
   Net effect of dilutive common equivalent shares
      using average market price                             337,315           365,103              45,335
                                                         -----------       -----------         -----------
   Total                                                   3,869,302         3,894,936           3,547,340

   Primary net income per common share                         $0.31             $0.27               $0.09


Fully diluted net income per common share:

     Net income                                          $ 1,174,844       $   987,031         $   333,856
     Assumed interest income net of tax effect under
        modified treasury stock method (a)                    42,546            62,642
                                                         -----------       -----------         -----------
     Net income available to common shareholders         $ 1,217,390       $ 1,049,673         $   333,856


     Weighted average common shares outstanding            3,531,987         3,529,833           3,502,005
     Net effect of dilutive common equivalent shares
        using year-end market price, if higher than
        average market price                                 337,315           365,103             152,807
     Assumed conversion of convertible preferred
        Series C stock                                                                              11,195
                                                         -----------       -----------         -----------
     Total                                                 3,869,302         3,894,936           3,666,007

     Fully diluted net income per common share (a)             $0.31             $0.27               $0.09

(a)  Improvements of earnings per common share have not been taken into account
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